  Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Provides an Update on its Financial Status

HOUSTON, TX – March 20, 2020 – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma”, “Company”, “we” or “our”) today provided an update on the Company’s financial status and ability to restructure its liabilities and capital structure. As previously disclosed, in September 2019, YE Investment, LLC, an affiliate of Red Mountain Capital Partners, LLC (“Red Mountain”), purchased all of the Company's outstanding senior secured bank indebtedness and related liabilities under the Company's senior credit facility (the "Credit Facility”). The Credit Facility was then modified to reduce the outstanding principal balance from approximately $32.8 million, plus accrued and unpaid interest and expenses, to approximately $1.4 million (the "Modified Note"). In September 2019, Yuma entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with Red Mountain and affiliates, which was to result in the i) exchange of the Modified Note for a new convertible note that would be convertible into Yuma common stock, and ii) conversion of the Company’s Series D Preferred Stock into Yuma Common stock. Finally, in December 2019, the parties entered into an amendment to the Restructuring Agreement and Credit Facility under which Red Mountain provided an additional two-year senior secured delayed-draw term loan for up to $2 million, maturing on September 30, 2022, from which the Company has drawn $850,000 to date. The transactions contemplated by the Restructuring Agreement were subject to stockholder approval pursuant to NYSE American rules and requirements and the Restructuring Agreement included a termination right in the event such stockholder approval was not received by December 31, 2019. Please refer to our prior press releases and prior filings with the Securities and Exchange Commission for more comprehensive information regarding the above.

At present, Yuma is not in compliance with the various terms of the Restructuring Agreement and related credit arrangements. As a result, no further funds are currently available to Yuma under the facility. The parties have been and continue to negotiate to modify the various agreements and arrive at a mutually agreeable path forward; however, there is no assurance that any transaction or alternate restructuring plan will materialize.

Mr. Anthony C. Schnur, Interim Chief Executive Officer and Chief Restructuring Officer of Yuma commented, “Over the past few months, we have been diligently working to complete our financial restructuring and have been reviewing potential transactions to expand our footprint, improve our economics, increase our production volumes, and ultimately, generate positive cash flow. However, certain well failures and the recent significant collapse in oil prices, combined with the uncertainty about the economy caused by the COVID-19 virus, has adversely impacted our ability to complete the restructuring process and appropriately re-capitalize the Company. A Special Committee of the Board of Directors has been established to evaluate strategic or financing alternatives, if any. However, the current unfavorable energy market and volatile economic environment may limit our options at this time.

“In the event we are unable to come to a mutually agreeable understanding with Red Mountain regarding the extension/modification of the Restructuring Agreement, Modified Note and related agreements, and/or find other available financing, we may be forced to cease our business plan, sell assets or take other remedial steps, which may include seeking bankruptcy protection.”

Continuing Uncertainty
The Company’s audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our SEC filings for the year ended December 31, 2018, the quarter ended March 31, 2019, the quarter ended June 30, 2019, and the quarter ended September 30, 2019, raise substantial doubt about the Company's ability to continue as a going concern.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: our ability to raise additional funding as needed; our ability to pay our debts as they come due; rights that Red Mountain has under outstanding loan and other agreements, including security interests in our assets and their rights to foreclose on such security interests; the ability of the Company to enter into an amended, extended and modified credit facility; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to continue as a going concern; the risk of being forced into, or determining to seek, bankruptcy protection; and the ability to use net operating losses to offset cancellation of indebtedness income. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect the Company’s business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Carol Coale
Managing Director
Dennard Lascar Investor Relations
713-529-6600
ccoale@dennardlascar.com